SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) February 28, 2001
                                                 -----------------


                        Hercules Development Group, Inc.
           ----------------------------------------------------------
           (Name of Small business Issuer as Specified in its Charter)


          Colorado                   0-30997                84-1508866
----------------------------     -------------      ------------------------
(State or other jurisdiction     (Commission           (I.R.S. Employer
    of incorporation)            File Number)        Identification Number)



                2121 30th Street
                Boulder, Colorado                               80301
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    (Address of Principal Executive Offices)                  (Zip Code)



Registrant's telephone number, including area code:  (303) 449-3434
                                                     --------------

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Item l.  Changes in Control of Registrant.
------------------------------------------

     On February 28, 2001, Mr. Shai Stern, 43 Maple Avenue, Cedarhurst, New York 11516, acquired 2,380,000 outstanding, restricted shares of common stock, representing 76% of the 3,130,000 issued and outstanding shares of common stock, of Hercules Development Group, Inc., a Colorado corporation (hereinafter referred to as "Hercules Development"). Mr. Stern acquired 1,190,000 shares of common stock from each of Messrs. J. Peter Garthwaite and Bradley A. Scott, who resigned as executive officers and directors of Hercules Development on February 28, 2001.

Mr. Garthwaite resigned his positions as the President, the Chief Executive Officer, the Treasurer and a director of Hercules Development and Mr. Scott resigned as the Secretary and a director of Hercules Development. Upon acceptance of these resignations, the size of the Board of Directors of Hercules Development was reduced from two directors to one director. On February 28, 2001, Mr. Stern was elected as a director to fill the vacancy in the Board of Directors created by the resignations of Messrs. Garthwaite and Scott and the decrease in the Board's size. Mr. Stern was also elected, on February 28, 2001, to the offices of President and Chief Executive Officer of Hercules Development to replace Mr. Garthwaite.

     Hercules Development continues to be engaged in the business of managing real estate, with a total of approximately twenty residential properties located in Denver, Louisville and Boulder, Colorado, under management as of the date of this Current Report on Form 8-K.


Item 5. Other Events and Regulation FD Disclosure.
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     (a) On  March  7,  2001,  Hercules  Development  amended  its  Articles  of
Incorporation to increase the authorized shares of common stock that it has authority to issue from 30,000,000 shares, to 50,000,000 shares, of common stock, $.0001 par value per share. As a result of the amendment, the authorized shares of common stock that Hercules Development has authority to issue increased from 33,000,000 shares, to 53,000,000 shares, of capital stock, including 50,000,000 shares of common stock, $.0001 par value per share, and 3,000,000 shares of preferred stock, $.001 par value per share.

     (b) On March 14, 2001, Hercules Development declared a stock dividend to shareholders of record as of 8:00 a.m., Eastern Standard Time, on March 14, 2001, on the basis of ten shares of common stock for each one share of common stock then issued and outstanding. The payment date and time for the stock dividend were March 15, 2001, at 8:00 a.m., Eastern Standard Time. As a result of the stock dividend, each shareholder of Hercules Development received nine additional shares of common stock for each one share of common stock owned of record as of the record date and time. Subsequent to 8:00 a.m., Eastern Standard

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


Time, on the payment date, Hercules Development had 31,300,000 shares of common stock, $.0001 par value per share, issued and outstanding as a result of the stock dividend. The dividend was not a mandatory exchange. No certificates for fractional shares of common stock were issued. In lieu thereof, certificates for said shares of common stock were rounded up to the next whole share.


Item 7. Financial Statements and Exhibits.
------------------------------------------

     (c) The Press Release of Hercules Development dated March 14, 2001, captioned "Hercules Development Group, Inc. Appoints New Director and Announces a 10:1 Stock Dividend" is filed as an exhibit to this Current Report on Form 8-K pursuant to this Item 7(c).

                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:    March 15, 2001                         HERCULES DEVELOPMENT GROUP, INC.
                                                        (Registrant)




                                           By:  /s/ Shai Stern
                                                --------------------
                                                Shai Stern, Director

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

                          EXHIBIT PURSUANT TO ITEM 7(C)


Wednesday March 14, 5:41 pm Eastern Time


                                 PRESS RELEASE


           Hercules Development Group, Inc. Appoints New Director and
                        Announces a 10:1 Stock Dividend

BOULDER, Colo.--(BUSINESS WIRE)--March 14, 2001--Hercules Development Group, Inc. (OTC:HDVG - news; the "Company") today announced the resignations of J. Peter Garthwaite and Bradley Scott as Directors of the Company and the appointment of Shai Stern, as the Director and Chief Executive of the Company.

The Company also announced that its Board of Directors has approved a 10:1 stock dividend (the "Dividend"). The record date for the Dividend has been established as March 14, 2001 and the payment date of the Dividend has been set for March 15, 2001. After the Dividend distribution the Company will have 31,300,000 shares of its common stock outstanding.

Hercules Development Group, Inc. is an initial stage real estate management company in Boulder, Colorado.

This release contains certain forward-looking statements regarding potential future events and developments affecting the business of the Company.

These forward-looking statements involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the future results, performance, achievements or other expectations expressed or implied by these forward-looking statements.

----------------------
Contact:

     Hercules Development Group, Inc.
     Shai Stern, 917/450-8997

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